Exhibit 6




                                                          EXECUTION COPY

                             DATED 14 MARCH, 2005
                             --------------------


(1)      CHINA NETCOM GROUP CORPORATION (BVI) LIMITED

         AND

(2)      CHINA NETCOM CORPORATION (BVI) LIMITED

         AND

(3)      CHINA NETWORK COMMUNICATIONS GROUP CORPORATION

         AND

(4)      PCCW LIMITED




                 _____________________________________________

                              DEED OF ASSIGNMENT

                   in relation to the Subscription Agreement
                           dated 19th January, 2005

                 _____________________________________________











                               Slaughter and May
                           47th Floor, Jardine House
                              One Connaught Place
                              Central, Hong Kong
                                (ANH/LHYY/VPM)
                                  HK050320155

THIS DEED OF ASSIGNMENT is entered into on the 14th day of March, 2005

BETWEEN:-

(1) CHINA NETCOM GROUP CORPORATION (BVI) LIMITED, (the "Subscriber"), a company incorporated in the British Virgin Islands and whose registered office is at P.O. Box 3140, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (Business registration number 341457);

         AND

(2) CHINA NETCOM CORPORATION (BVI) LIMITED, (the "Alternate Subscriber"), a company incorporated in the British Virgin Islands and whose registered office is at P.O. Box 3140, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (Business registration number 637903);

         AND

(3) CHINA NETWORK COMMUNICATIONS GROUP CORPORATION, ("China Netcom"), a state-owned enterprise established under the laws of the People's Republic of China and whose registered office is at Block C, No. 156 Fuxingmen Nei Da Jie, Xi Cheng District, Beijing, People's Republic of China;

         AND

(4) PCCW LIMITED, (the "Company"), a company incorporated in Hong Kong with limited liability and whose registered office is at 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong.

WHEREAS:-

(A) The Subscriber, the Company and China Netcom entered into a Subscription Agreement dated 19th January, 2005 pursuant to which the Subscriber conditionally agreed to subscribe for 1,343,571,766 new Shares in the Company at a price of HK$5.90 per Share (the "Subscription Shares").

(B) Clause 4.4 of the Subscription Agreement entitles the Subscriber to assign all of its rights under the Subscription Agreement (including the right to subscribe for and be issued and allotted the Subscription Shares at completion of the Subscription and the rights and benefit of and to the Company Warranties) to a company which is wholly-owned by the Subscriber.

(C) The Subscriber wishes to assign its rights, title and interest in, to and under the Subscription Agreement to the Alternate Subscriber. The Alternate Subscriber is wholly-owned by the Subscriber, which in turn is wholly-owned by China Netcom.

NOW IT IS AGREED as follows:-

2.       DEFINITIONS AND INTERPRETATION

2.1      In this Deed (including the Recitals):-

         (A) capitalised words used but not defined in this Deed shall bear the meanings given to them in the Subscription Agreement; and

         (B) rules of construction and interpretation set out in the Subscription Agreement shall apply to this Deed.

2.2      In this Deed, unless otherwise specified:-

         (A) references to clauses and sub-clauses are to clauses and sub-clauses of this Deed; and

         (B) headings to clauses and schedules are for convenience only and do not affect the interpretation of this Deed.

3. ASSIGNMENT

3.1 With effect from the date of this Deed and in consideration of the undertakings given by the Alternate Subscriber in clause 4 and the Company in clause 5, the Subscriber hereby assigns all of its rights, title and interest in, to and under the Subscription Agreement to the Alternate Subscriber including:-

         (A) the right to subscribe for the Subscription Shares at the Subscription Price, free from Encumbrances on the terms and subject to the conditions set out in the Subscription Agreement;

         (B) the benefit of the Company Warranties and all other undertakings given by the Company to the Subscriber under the Subscription Agreement.

3.2 Notwithstanding the provisions of sub-clause 3.1 and any other provision of this Deed, the Subscriber agrees that it shall remain liable for any breach by it of the Subscription Agreement, and shall remain bound to perform and comply with all its covenants, undertakings and obligations under the Subscription Agreement in the event of breach of the Subscription Agreement by the Alternate Subscriber (including, without limitation, the obligation to subscribe for and pay for the Subscription Shares).

4.       ALTERNATE SUBSCRIBER'S UNDERTAKINGS

4.1 With effect from the date of this Deed and in consideration of the undertakings given by the Company in clause 5 and the Subscriber in clause 6, the Alternate Subscriber hereby undertakes to observe, perform, discharge and be bound by the Subscription Agreement as if it were a party to the Subscription Agreement in the place of the Subscriber (including, without limitation, the obligation to subscribe for and pay for the Subscription Shares).

4.2 Notwithstanding the provisions of sub-clause 4.1, nothing in this Deed shall:-

         (A) require the Alternate Subscriber to perform any obligation of the Subscriber created by or arising under the Subscription Agreement falling due for performance, or which should have been performed, before the date of this Deed; or

         (B) make the Alternate Subscriber liable for any act, neglect, default or omission in respect of the Subscription Agreement committed by the Subscriber or occurring before the date of this Deed.

5.                THE COMPANY'S UNDERTAKINGS

5.1 With effect from the date of this Deed and in consideration of the undertakings given by the Alternate Subscriber in clause 4 and the Subscriber in clause 6, the Company hereby:-

         (A) confirms its consent to and approval of the assignment of the Subscriber's rights, title and interest in, to and under the Subscription Agreement to the Alternate Subscriber pursuant to clause 3 above;

         (B) accepts the Alternate Subscriber's undertaking to observe, perform, discharge and be bound by the Subscription Agreement pursuant to clause 4 above;

         (C) confirms that it has received the requisite written notice required pursuant to clause 4.4 (B) of the Subscription Agreement; and

         (D) agrees to observe, perform, discharge and be bound by the Subscription Agreement as if the Alternate Subscriber were a party to and executed the Subscription Agreement in the place of the Subscriber, including, without limitation, undertaking to issue the Subscription Shares to the Alternate Subscriber (rather than the Subscriber), but subject to the other terms and conditions of the Subscription Agreement.

5.2      Notwithstanding the provisions of sub-clause 5.1:-

         (A) nothing in this Deed shall affect or prejudice any claim or demand whatsoever which the Company may have against the Subscriber in relation to the Subscription Agreement; and

         (B) nothing in this Deed shall affect or prejudice any claim or demand whatsoever which the Company may have against the Subscriber under the Subscription Agreement in the event that the Alternate Subscriber is in breach of its obligations under this Deed and/or the Subscription Agreement (including, without limitation, the obligation to subscribe for and pay for the Subscription Shares).

6. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE SUBSCRIBER AND THE ALTERNATE SUBSCRIBER

6.1      Subscriber

         The Subscriber hereby undertakes, represents and warrants to the Company as follows:-

         (A) It is the legal and beneficial owner of the whole of the issued share capital of the Alternate Subscriber.

         (B) China Netcom is the legal and beneficial owner of the whole of the issued share capital of the Subscriber, and the Subscriber is the legal and beneficial owner of all the issued shares in CNC HK held by the CNC Group.

6.2      Alternate Subscriber

         The Alternate Subscriber hereby undertakes, represents and warrants to the Company:-

         (A) As at the date of this Deed it has (subject to the obtaining by China Netcom of the approval of the PRC State Council), and on the Completion Date it will have, the full right, power and authority to enter into, and to perform its obligations under, this Deed and this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms.

         (B) As at the date of this Deed it has (subject to the obtaining by China Netcom of the approval of the PRC State Council), and on the Completion Date it will have, obtained all governmental, regulatory or similar consents required from any Authority, authorities, approvals and permissions required to enter into, and to perform its obligations under, this Deed and there are no regulatory or administrative obstacles to the remittance of the Subscription monies to the Company in Hong Kong in accordance with the terms of this Deed and the Subscription Agreement.

         (C) The Subscriber is the legal and beneficial owner of the whole of the issued share capital of the Alternate Subscriber, and no person has any outstanding warrant, option, pre-emptive right or any other right of any description to require shares to be allotted or issued by the Alternate Subscriber.

         (D) The execution, delivery and performance by it of this Deed does not and will not result in a material breach of any provision in its memorandum or articles of association or other constitutional documents.

         (E) No order has been made and no resolution has been passed for the winding up of the Alternate Subscriber or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Alternate Subscriber.

         (F) No administration order has been made and no petition for such an order has been presented in respect of the Alternate Subscriber.

         (G) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Alternate Subscriber.

         (H) The Alternate Subscriber is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due.

         (I) No event analogous to any described in paragraphs (E) to (H) has occurred in or outside the British Virgin Islands with respect to the Alternate Subscriber.

         (J) Under the laws of the British Virgin Islands, neither the Alternate Subscriber nor any of its properties, assets or revenues are entitled to any right of immunity on the grounds of sovereignty from any legal action, suit or proceedings, from set-off or counter claim, from the jurisdiction of any court or arbitral tribunal, from service of process, from attachment prior to or in aid of execution of judgment or arbitral award, or from other legal process or proceedings for the giving of any relief or for the enforcement of any judgment or arbitral award.

         (K) Neither the Alternate Subscriber nor any of its directors or Principal Officers, is a Disqualified Person.

6.3      Repetition of Subscriber/Alternate Subscriber Warranties, etc

         (A) The representations and warranties set out in clauses 6.1 and 6.2 are given as at the date hereof and shall be deemed to be repeated by the Subscriber and the Alternate Subscriber respectively on the Completion Date as if given or made on such date, with reference in each case to the facts and circumstances then subsisting.

         (B) Each of the Subscriber and the Alternate Subscriber undertakes to disclose in writing to the Company anything which will be or is reasonably likely to be a breach of any of the representations and warranties set out in clauses 6.1 and 6.2 on and as at the Completion Date promptly after such thing comes to its notice both prior to and on the Completion Date. Each of the Subscriber and the Alternate Subscriber agrees promptly to provide such information as may be reasonably requested by the Company, from the date hereof until the Completion Date, in order to enable the Company to assess whether a breach of any representations and warranties set out in clauses 6.1 and 6.2 will occur on the Completion Date.

7.       CHINA NETCOM GUARANTEE

7.1      Guarantee Obligations

         In consideration of the Company entering into this Deed at the request of China Netcom (as China Netcom hereby acknowledges), China Netcom shall as primary obligations of it:

         (A) procure that the Alternate Subscriber shall duly observe and perform all its obligations owed to the Company under this Deed and the Subscription Agreement or any other agreement entered pursuant or ancillary to such documents;

         (B) if and whenever the Alternate Subscriber shall be in default in the payment when due of any amount payable to the Company under this Deed and/or the Subscription Agreement or any other agreement entered into pursuant or ancillary to such documents and within two Business Days after being given notice to that effect by the Company, pay to the Company all amounts then so payable by the Alternate Subscriber to the Company as though China Netcom instead of the Alternate Subscriber was expressed to be the principal debtor; and

         (C) indemnify the Company against all costs and expenses (including legal fees) which the Company may pay or incur in collecting any amount payable by the Alternate Subscriber or China Netcom and referred to in clause 7.1(B).

7.2      Indemnity

         Any amount not paid by the Alternate Subscriber and not recoverable from China Netcom on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of the Alternate Subscriber or any other matter or thing whether known to the Company or not) shall nevertheless be recoverable from China Netcom on the basis of an indemnity.

7.3      Indulgence etc.

         (A) China Netcom acknowledges that its liability under this clause 7 shall not be discharged or affected in any way by time being given to the Alternate Subscriber or by any other indulgence or concession being granted to the Alternate Subscriber or by any other act, omission, dealing, matter or thing whatsoever (including without limitation any change in the constitution of the Alternate Subscriber or China Netcom, any amendment to this Deed and/or the Subscription Agreement or any such other agreement entered pursuant or ancillary hereto or the liquidation, dissolution, reconstruction or amalgamation of the Alternate Subscriber or China Netcom or the illegality or unenforceability of this Deed or such other agreement) which but for this provision might operate to release China Netcom from its obligations under this clause 7.

(B) China Netcom acknowledges and agrees that its liability under clause 10 of the Subscription Agreement shall not be discharged or affected in any way by the assignment by the Subscriber of its rights, title and interest in, to and under the Subscription Agreement to the Alternate Subscriber pursuant to this Deed.

7.4      Continuing Guarantee

         The guarantee contained in this clause 7 is a continuing guarantee and shall remain in full force and effect until all obligations of the Alternate Subscriber hereby guaranteed have been discharged in full. It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Company may have for the due performance of the obligations concerned.

8.       WAIVER OF IMMUNITY

8.1      Immunity

         It is acknowledged that the status of China Netcom in the PRC may afford it certain protections and immunities not available to entities wholly independent of any state body in the PRC and China Netcom has therefore agreed to waive such protections and immunities as set out below.

8.2      Waiver

         China Netcom irrevocably and unconditionally agrees with the Company that in respect of any proceedings brought against China Netcom or its assets by the Company in relation to this Deed or any other agreement entered into pursuant to or as a result of this Deed:

         (A) no immunity from those proceedings (including, without limitation, suit, attachment prior to judgement, other attachment, the obtaining of any judgement, execution or other enforcement, or the enforcement and execution of any award rendered by an arbitral tribunal constituted pursuant to this Deed) will be claimed by or on behalf of itself or with respect to its assets;

         (B) China Netcom shall (and hereby) waives any such right of immunity which it or its assets now has or may subsequently acquire; and

         (C) China Netcom consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in those proceedings or of any award rendered by an arbitral tribunal constituted pursuant to this Deed.

9.       CHOICE OF GOVERNING LAW

9.1 This Deed shall be governed by and construed in accordance with the laws of England for the time being in force.

10.      ARBITRATION

10.1 Any dispute, controversy or claim arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The arbitration commission shall be the LCIA.

10.2     The number of arbitrators shall be three.

10.3     The seat of the arbitration shall be London.

10.4     The language to be used in the arbitral proceedings shall be English.

10.5 By agreeing to arbitration pursuant to this clause, the Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may validly be made. In particular, no Party may apply to the court to determine any question of law arising in the course of the arbitration pursuant to section 45 of the Arbitration Act 1996 or otherwise, and no Party may appeal to the court on a question of law arising out of an award made in the arbitration pursuant to section 69 of the Arbitration Act 1996 or otherwise.

10.6 The Parties shall have the right to seek interim injunctive relief from a court of competent jurisdiction, both before and after the arbitrators have been appointed, at any time up until the arbitrators have made the final award.

11.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

11.1 No person who is not for the time being a Party to this Deed shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

12.      COUNTERPARTS

12.1 This Deed may be executed in any number of counterparts, which shall together constitute one deed. Any Party may enter into this Deed by signing any such counterpart.

13.      WHOLE AGREEMENT

13.1 This Deed, together with any documents referred to in it, constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Deed.

13.2 Each of the Parties acknowledges that it has not been induced to enter into this Deed by any representation, warranty, promise or assurance by any of the others or any other person save for those contained in this Deed.

14.      VARIATIONS

14.1 No variation of this Deed shall be effective unless made in writing and signed by each of the Parties to this Deed.

14.2 No variation of the Subscription Agreement after the execution of this Deed shall be effective unless made in writing and signed by each of the Parties to this Deed.

14.3 The Company, the Subscriber and China Netcom each undertake and confirm to each other and to the Alternate Subscriber that there has been no variation or amendment of the Subscription Agreement (whether oral, written or otherwise) prior to the execution this Deed, and each of them agree and acknowledge that the Subscription Agreement in the form annexed to this Deed and marked "A" for the purposes of identification constitutes the whole and only agreement between them relating to the subscription of, and issue and allotment of the Subscription Shares.

15.      FURTHER ASSURANCE

15.1 At any time after the Completion Date every Party hereto shall, at the request of any other Party and at such requesting Party's cost, execute or procure the execution of such documents and do or procure the doing of such acts and things as the requesting Party may reasonably require for the purpose of vesting in the requesting Party or its permitted assignees the full benefit of all its rights in this Deed.

16.      COSTS

16.1 Each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Deed.

17.      DEED BINDING AND ASSIGNMENT

17.1 This Deed shall be binding on and enure for the benefit of each Party's respective successors and permitted assigns. No Party shall assign any of its rights under this Deed (all of which shall be incapable of assignment) or purport to do so without the prior written consent of the other Parties.

18.      WAIVER

18.1 No failure or delay by any Party in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

19.      INVALIDITY AND SEVERANCE

19.1 If any provision of this Deed shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Deed in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Deed in any other jurisdiction shall not be affected.

20.      NOTICES

20.1 Any notice (which term shall in this clause include any other communication) required to be given under this Deed or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

20.2 Any such notice shall be addressed as provided in sub-clause 20.3 and may be:

         (A) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

         (B) if within Hong Kong, sent by pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

         (C) if from or to any place outside Hong Kong, sent by pre-paid airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

         (D) sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 5:00 p.m. on any day shall be deemed to have been received at 9:00 a.m. on the next Business Day.

20.3 The addresses and other details of the Parties referred to in sub-clause 20.2 are, subject to sub-clause 20.4:

         If to the Subscriber, the Alternate Subscriber or China Netcom, to:

         China Netcom Group Corporation (BVI) Limited

         59/F, Bank of China Tower,
         1 Garden Road,
         Hong Kong

         Facsimile:        +852 3108 3823

         Attention:        Wang Chuanbao

         If to the Company, to:

         PCCW Limited

         39th Floor, PCCW Tower,
         TaiKoo Place,
         979 King's Road,
         Quarry Bay,
         Hong Kong

         Facsimile:        +852 2962 5725

         Attention:        The Company Secretary

20.4 Any Party may notify the other Parties of any change to the address or any of the other details specified in sub-clause 20.3, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

IN WITNESS WHEREOF this Deed has been duly executed as a deed by the parties on the date first above written.

EXECUTED as a Deed by                            )   /s/ Zhang Chunjiang
CHINA NETCOM GROUP CORPORATION (BVI) LIMITED     )
was affixed in the presence of:-                 )
                                                 )



EXECUTED as a Deed by                            )   /s/ Zhang Chunjiang
CHINA NETCOM CORPORATION (BVI) LIMITED           )
in the presence of:-                             )
                                                 )



EXECUTED as a Deed by                            )   /s/ Zhang Chunjiang
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION   )
in the presence of:-                             )
                                                 )



The Common Seal of                               )   /s/ Alexander Anthony Arena
PCCW LIMITED                                     )
was affixed in the presence of:-                 )